Exhibit 99.1

INFORMATION

 For Immediate Release
November 7, 2013
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS RECORD FOURTH QUARTER
AND FULL-YEAR OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, ANNOUNCES INCREASED REGULAR CASH
DIVIDEND RATE FOR FISCAL 2014, AND REAFFIRMS FISCAL 2014 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fourth quarter and full-year fiscal 2013 net sales of $49.0 million and $188.7 million, respectively, increases of 13% and 9%, respectively, from the same periods of the prior fiscal year;

•
reported record fourth quarter and full-year fiscal 2013 operating income of $13.3 million and $57.3 million, respectively, increases of 10% and 16%, respectively, from the same periods of the prior fiscal year;

•	reported record fourth quarter fiscal 2013 net earnings of $9.2 million, or $0.22 per diluted share, increases of 7% and 5%, respectively, compared to the fiscal 2012 fourth quarter;

•
reported full-year fiscal 2013 net earnings of $38.0 million, or $0.91 per diluted share, increases of 14% compared to fiscal 2012.   When compared to the fiscal 2012 net earnings on a non-GAAP basis, the full-year fiscal 2013 net earnings and net earnings per diluted share each increased 12% and 11%, respectively.  This non-GAAP financial measure excludes the effect of fiscal 2012 costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations);

•
declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter of fiscal 2013, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2012;

•	announced a 5% increase in the annual indicated cash dividend for fiscal 2014 from $0.76 to $0.80 per share; and

•	reaffirmed its fiscal 2014 guidance of per share diluted earnings between $0.98 and $1.03 on net sales of $203 million to $208 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2013	2012	% Change	2013	2012	% Change
Net Sales	$48,962	$43,483	13%	$188,686	$172,712	9%
Operating Income	13,271	12,052	10%	57,314	49,296	16%
Net Earnings	9,150	8,573	7%	38,032	33,371	14%
Diluted Earnings per Share	$0.22	$0.21	5%	$0.91	$0.80	14%
Diluted Earnings per Share excluding effect of plant consolidation costs (2012) (see non-GAAP financial measure reconciliations)	$0.22	$0.21	5%	$0.91	$0.82	11%

	September 30,
	2013	2012
Cash and Equivalents	$44,282	$31,593
Working Capital	92,385	78,128
Shareholders’ Equity	155,045	142,748
Total Assets	176,748	161,381

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Our financial and strategic achievements in fiscal 2013 were very satisfying and included key contributions from all operating units.  Revenues of $189 million represented a 9% increase over fiscal 2012 with net earnings expanding by 14%, which translated to EPS of $0.91.  In the Diagnostics segment, sales of our illumigene® molecular product line grew by 45% and contributed more than $33 million, nearly 25% of segment revenues.  Of this, illumigene tests for C. difficile contributed approximately 80% of the total, with Group B strep accounting for 12% and Group A strep 5%.  In the immunoassay category, double-digit growth continued in rapid tests for foodborne related diseases, up 15%, and in H. pylori tests for stomach ulcers, up 11%.  These two product categories now represent more than $50 million of annual revenues.  The 4% growth in our Life Science business was comprised of a strong 10% increase in Bioline revenues, driven largely by new products including SensiFast and MyTaq™, offset by flat sales from the core unit.

We continued to drive operating efficiency during the year and, despite the additional Medical Device Tax burden, overall gross profit margins were strong at 64%.  Operating income increased by almost 200 basis points to 30% and, importantly, the Life Science business improved its operating income by 12% (excluding 2012 Plant consolidation costs), reflecting a clear focus on driving growth while maximizing returns.

Several important strategic activities deserve additional comments.  Our illumigene customer base now numbers 1,182 individual laboratories.  illumigene Group B strep is beginning to ramp up nicely as our customers recognize that the speed and high sensitivity of this test can lead to treatments that can help reduce sepsis in newborns.  Also, as respiratory season begins, illumigene Group A strep is being adopted as the preferred method for confirming diagnoses in patients with symptoms suggesting strep throat infections.  This month we expect to submit illumigene Pertussis for FDA clearance, and we are initiating beta trials of our illumigene CT/NG assay with FDA submission scheduled later in fiscal 2014.  Our Life Science unit has begun to penetrate the diagnostic manufacturing market in China.  In fiscal 2013 revenues from China exceeded $1.0 million.  In addition, Bioline has focused on penetrating the industrial market for molecular components resulting in 10% of that units’ sales now coming from that market.

As fiscal 2014 begins, we expect continued momentum coming from our focus on the illumigene molecular system.  During the coming year we expect to add three new tests to this family, illumigene Pertussis, illumigene CT/NG and illumigene HSV.  In addition, we anticipate adding approximately 50 new customers each quarter.   We expect continued growth from our foodborne and H. pylori rapid tests as well.  In addition, our Life Science unit will grow driven by a series of new Bioline products and, via global market expansion.  Finally, we expect that Meridian Bioscience Europe, which has had to deal with a challenging economic environment, will show real organic growth by mid-year.

Our outlook for fiscal 2014 is positive and we believe that our teams are focused and prepared to drive their plans forward.”

William J. Motto, Executive Chairman, commented, "I am very pleased to announce that the Board of Directors accepted management's recommendation to increase the indicated annual cash dividend rate to $0.80 per share, up 5 % from the prior rate of $0.76 per share.  This marks the first dividend increase since fiscal 2010 and the nineteenth increase since we commenced paying regular quarterly cash dividends in 1991.  The new rate is consistent with our stated cash dividend policy established in 2002 and comfortable given our expected cash flow and other uses of funds.  Over the past decade, shareholders have received greater than $5.00 per share in cash dividends.

Operating results for fiscal year 2013 and the fourth quarter were favorable as compared to the same periods of the prior fiscal year.  Importantly, we see real strength in our sales force re-alignment that took place over the last 12 months.  This positive sales momentum, combined with new product introductions and the continuing success of our illumigene molecular platform, bode well for fiscal 2014 and beyond.  Our financial condition is strong and we are conservatively capitalized and essentially debt free.  Our cash flow easily supports our working capital requirements, capital expenditures and cash dividend requirements.  We continue to search for accretive acquisitions that could add to our organic growth.

Our fiscal 2014 guidance calls for net sales in the range of $203 million to $208 million and per share diluted earnings between $0.98 and $1.03.  I look forward to reporting another year of solid growth.”

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter ended September 30, 2013. The dividend is of record November 18, 2013 and payable November 29, 2013.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.20 per share for fiscal 2014, an annual indicated rate of $0.80 per share, representing a 5% increase over the rate in fiscal 2013.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2014 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2014, management expects net sales to be in the range of $203 million to $208 million and per share diluted earnings to be between $0.98 and $1.03.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2013 year end to approximately 42.3 million at fiscal 2014 year end.  The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2014.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At September 30, 2013, current assets were $114.1 million compared to current liabilities of $21.7 million, resulting in working capital of $92.4 million and a current ratio of 5.3.  Cash and equivalents were $44.3 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2013 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2013 and fiscal 2012.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$48,962	$43,483	$188,686	$172,712
Cost of goods sold	18,088	15,942	67,642	63,664
Gross profit	30,874	27,541	121,044	109,048

Operating expenses
Research and development	2,748	2,834	10,787	10,275
Selling and marketing	5,820	5,519	22,424	22,092
General and administrative	9,035	7,136	30,519	26,372
Plant consolidation costs	-	-	-	1,013
Total operating expenses	17,603	15,489	63,730	59,752

Operating income	13,271	12,052	57,314	49,296
Other income (expense), net	(215)	89	48	420
Income before income taxes	13,056	12,141	57,362	49,716
Income tax provision	3,906	3,568	19,330	16,345
Net earnings	$9,150	$8,573	$38,032	$33,371

Net earnings per basic common share	$0.22	$0.21	$0.92	$0.81
Basic common shares outstanding	41,329	41,105	41,226	41,080

Net earnings per diluted common share	$0.22	$0.21	$0.91	$0.80
Diluted common shares outstanding	42,026	41,629	41,895	41,608

The following table sets forth the unaudited segment data for the interim and annual periods in fiscal 2013 and fiscal 2012 (in thousands). In the fourth quarter of fiscal 2013, we aggregated our Diagnostics operating segments into a single reportable segment (“Diagnostics”). The prior period information reflected below has been conformed to the current period presentation.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales
Diagnostics	$37,252	$32,382	$144,629	$130,180
Life Science	11,710	11,101	44,057	42,532
	$48,962	$43,483	$188,686	$172,712
Operating Income
Diagnostics	$10,864	$8,917	$46,735	$40,648
Life Science	2,404	2,947	10,627	8,473
Eliminations	3	188	(48)	175
	$13,271	$12,052	$57,314	$49,296

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (2012).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effect of the plant consolidation costs noted above, in the tables below for the fourth quarters and full-year fiscal years ended September 30, 2013 and September 30, 2012.

FOURTH QUARTER AND FISCAL YEAR

GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Net Earnings -
U.S. GAAP basis	$9,150	$8,573	$38,032	$33,371
Facility Consolidation costs	-	-	-	659
Adjusted Earnings	$9,150	$8,573	$38,032	$34,030

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.22	$0.21	$0.92	$0.81
Facility Consolidation costs	-	-	-	0.02
Adjusted Basic EPS	$0.22	$0.21	$0.92	$0.83

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.22	$0.21	$0.91	$0.80
Facility Consolidation costs	-	-	-	0.02
Adjusted Diluted EPS	$0.22	$0.21	$0.91	$0.82

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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